Exhibit 16.1

August 14, 2026

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Momentus Inc.’s Form 8-K dated August 14, 2026, and have the following comments:

1.	We agree with the statements made in Item 4.01 (a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 (b).

Yours truly,

/s/ Frank, Rimerman + Co. LLP
San Francisco, California